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Exhibit 99b

CERTIFICATION PURSUANT TO
31 C.F.R. SECTION 30.15

INTERNATIONAL BANCSHARES CORPORATION
UST #136

I, Imelda Navarro, certify, based on my knowledge, that:

        International Bancshares Corporation was subject to the executive compensation requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended ("Section 111 of EESA"), during the period beginning December 23, 2008 and ending November 28, 2012 (the "TARP period"), the latter date being the date that International Bancshares Corporation completed the repurchase of all of its Fixed Rate Cumulative Perpetual Preferred Stock Series A from the Treasury.

          (i)  The compensation committee of International Bancshares Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer ("SEO") compensation plans and employee compensation plans and the risks these plans pose to International Bancshares Corporation;

         (ii)  The compensation committee of International Bancshares Corporation has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of International Bancshares Corporation and has identified any features of the employee compensation plans that pose risks to International Bancshares Corporation and has limited those features to ensure that International Bancshares Corporation is not unnecessarily exposed to risks;

        (iii)  The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of International Bancshares Corporation to enhance the compensation of an employee, and has limited any such features;

        (iv)  The compensation committee of International Bancshares Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

         (v)  The compensation committee of International Bancshares Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

  (A)
  SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of International Bancshares Corporation;

  (B)
  Employee compensation plans that unnecessarily expose International Bancshares Corporation to risks; and

  (C)
  Employee compensation plans that could encourage the manipulation of reported earnings of International Bancshares Corporation to enhance the compensation of an employee;

        (vi)  International Bancshares Corporation has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or "clawback" provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

       (vii)  International Bancshares Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

      (viii)  International Bancshares Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

        (ix)  International Bancshares Corporation and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

         (x)  International Bancshares Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

        (xi)  International Bancshares Corporation will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

       (xii)  International Bancshares Corporation will disclose whether International Bancshares Corporation, the board of directors of International Bancshares Corporation, or the compensation committee of International Bancshares Corporation has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

      (xiii)  International Bancshares Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

      (xiv)  International Bancshares Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between International Bancshares Corporation and Treasury, including any amendments;

       (xv)  International Bancshares Corporation has not submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year because International Bancshares Corporation has fully satisfied and discharged its obligations under the TARP program and is no longer subject to the regulations and guidance under Section 111 of EESA; and

      (xvi)  I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

By:	/s/ Imelda Navarro Imelda Navarro Treasurer
Date:	February 25, 2013

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  Exhibit 99b
CERTIFICATION PURSUANT TO 31 C.F.R. SECTION 30.15 INTERNATIONAL BANCSHARES CORPORATION UST #136